Rhinebeck Bancorp, Inc. Reports Results for the Three and Nine Months Ended September 30, 2023

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, October 26, 2023 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended September 30, 2023 of $1.2 million ($0.12 per basic and $0.11 per diluted share), which was $871,000, or 41.3%, less than the comparable prior year period. Net income for the nine months ended September 30, 2023 of $3.5 million ($0.32 per basic and diluted share), was $2.7 million, or 44.0%, less than the same period last year.

The decrease in net income was primarily due to a decrease in net interest income and an increase in the provision for credit losses. The Company’s return on average assets and return on average equity were 0.37% and 4.53% for the third quarter of 2023, respectively, as compared to 0.64% and 7.29% for the third quarter of 2022, respectively. The Company’s return on average assets and return on average equity were 0.35% and 4.23% for the first nine months of 2023, respectively, as compared to 0.64% and 7.00% for the first nine months of 2022, respectively.

President and Chief Executive Officer Michael J. Quinn said, “So far in 2023 our year-to-date key metrics are showing improvement. Our return on average assets, return on average equity and net interest margin, continue to climb and there has been an improvement in our efficiency ratio as our operating expenses have decreased. We continue to focus on improving results through the beneficial pricing of assets and liabilities, as well as reducing operational costs. Additionally, our loan portfolios continue to perform at satisfactory levels and we remain well capitalized.”

Income Statement Analysis

Net interest income decreased $1.4 million, or 13.0%, to $9.7 million for the three months ended September 30, 2023, from $11.1 million for the three months ended September 30, 2022. Year-to-date net interest income decreased $3.3 million, or 10.2%, to $28.8 million compared to $32.1 million for the prior year’s nine-month period. The decreases on both a quarterly and year-to-date basis were primarily due to higher costs and average balances of deposits and borrowings, partially offset by higher average interest-earning asset balances and yields on those interest earning assets. The increased yield on interest-earning assets and the increased costs of our interest-bearing liabilities were mostly due to the rising interest rate environment over the past year.

For the three months ended September 30, 2023, the average balance of interest-earning assets grew by $22.2 million, or 1.8%, to $1.24 billion and the average yield improved by 88 basis points to 4.96%, when compared to the three months ended September 30, 2022. The average balance of interest-bearing liabilities increased by $78.9 million, or 9.2%, and the cost of interest-bearing liabilities increased by 182 basis points to 2.50%.  The overall interest rate spread decreased by 94 basis points to 2.46% for the three months ended September 30, 2023.

For the nine months ended September 30, 2023, the average balance of interest-earning assets grew by $41.5 million, or 3.4%, to $1.25 billion and the average yield improved by 92 basis points to 4.83%, when compared to the nine months ended September 30, 2022. The average balance of interest-bearing liabilities increased by $90.0 million, or 10.7%, and the cost of interest-bearing liabilities increased by 182 basis points to 2.33%.  The overall interest rate spread decreased by 90 basis points to 2.50% for the nine months ended September 30, 2023.

The provision for credit losses on loans increased by $365,000, from $545,000 for the quarter ended September 30, 2022 to $910,000 for the current quarter. The provision for credit losses on loans increased $360,000, from $1.1 million for the nine months ended September 30, 2022 to $1.5 million for the nine months ended September 30, 2023. The increase to the provision for both the three and nine months ended September 30, 2023 was primarily attributable to an increase in loan balances and increased charge-offs.

Net charge-offs increased $163,000 from $222,000 for the third quarter of 2022 to net charge-offs of $385,000 for the third quarter of 2023. Net charge-offs increased $1.2 million from $179,000 for the first nine months of 2022 to $1.4 million for the first nine months of 2023. Year-to-date, the increase was primarily due to a $710,000 charge-off of one commercial loan in the second quarter of 2023 and increased charge-offs in indirect automobile loans of $794,000. The percentage of overdue account balances to total loans decreased to 1.91% as of September 30, 2023 from 2.29% as of December 31, 2022, while non-performing assets increased $404,000, or 9.1%, to $4.8 million at September 30, 2023.

Non-interest income totaled $1.6 million for the three months ended September 30, 2023, an increase of $257,000, or 18.5%, from the comparable period in the prior year, due primarily to a $218,000 gain on life insurance and an increase in investment advisory income.  The increase was partially offset by a decrease in the net gain on sales of mortgage loans of $117,000 as activity decreased due to fewer originations in the increasing interest rate environment and a strategic decision to hold new production in our portfolio instead of selling these loans.

Non-interest income totaled $4.4 million for the nine months ended September 30, 2023, a decrease of $223,000, or 4.8%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as activity decreased due to fewer originations in the increasing interest rate environment and a strategic decision to hold new production in our portfolio instead of selling these loans. Gain on sales of mortgage loans decreased $748,000, or 89.0%, compared to the prior year period as we sold $3.7 million of residential mortgage loans in the first nine months of 2023 as compared to $23.3 million in the first nine months of 2022. Investment advisory income decreased $68,000, or 7.3%, primarily the result of a challenging investment market and economic conditions. These decreases were partially offset by a $218,000 gain on life insurance, the prior year period net realized loss on the sale of securities of $170,000 and a $118,000 increase in other income as the income from mortgage servicing rights increased.

For the third quarter of 2023, non-interest expense totaled $8.8 million, a decrease of $424,000, or 4.6%, over the comparable 2022 period. The decrease was primarily due to a decrease in salaries and benefits of $684,000, or 12.8%, as the number of employees decreased. Occupancy expense decreased $48,000, or 4.4%, due to a branch closure at the end of 2022. These decreases were partially offset by increased professional fees of $71,000 and an increase in other non-interest expenses of $164,000.

For the first nine months of 2023, non-interest expense totaled $27.3 million, a decrease of $522,000, or 1.9%, over the comparable 2022 period. The decrease was primarily due to a decrease in salaries and benefits of $1.5 million as the number of employees decreased when the Company made the difficult decision to layoff approximately 5% of its workforce in the first quarter of 2023, a decrease in occupancy expense of $179,000 due to the closure of our Monroe branch at the end of 2022 and a decrease in marketing fees of $80,000 due to decreased advertising. These decreases were partially offset by the growth in other non-interest expense of $713,000, or 17.0%, primarily due to a decrease in deferred loan commitments and inflationary pressures on our service contracts, an increase in FDIC deposit insurance assessments of $322,000, or 53.5%, and an increase in professional fees of $180,000.

Balance Sheet Analysis

Total assets decreased $20.5 million, or 1.5%, to $1.315 billion at September 30, 2023 from $1.336 billion at December 31, 2022. Available for sale securities decreased $29.4 million, or 13.1%, primarily due to paydowns, calls and maturities of $25.5 million and an increase in the unrealized loss of $3.9 million. Cash and cash equivalents decreased $4.6 million, or 14.7% primarily due to a decrease in deposits held at the Federal Home Loan Bank of New York and the Federal Reserve Bank of New York as both cash and paydowns on securities were used to help fund deposit outflows. Loans receivable increased $9.4 million, as commercial real estate loans increased $47.5 million or 12.8% and residential real estate loans increased $16.3 million, while indirect automobile loans decreased $50.6 million, or 11.1%. The increase in commercial real estate loans was primarily due to the closing of two large loans, secured by an auto dealership and a retail shopping center. The increase in residential real estate loans reflected the strategic decision to hold new production in our portfolio instead of selling these loans. The decrease in our indirect automobile portfolio was due to a strategic decision to decrease that loan portfolio as a percentage of our balance sheet. Federal Home Loan Bank Stock increased $1.4 million covering the requirement for additional borrowings and other assets increased $2.9 million, or 16.2%, as the fair value of our derivatives increased.

Past due loans decreased $3.6 million, or 15.7%, between December 31, 2022 and September 30, 2023, finishing at $19.1 million, or 1.91%, of total loans, down from $22.7 million, or 2.29%, of total loans at year-end 2022. Our allowance for credit losses was 0.85% of total loans and 175.99% of non-performing loans at September 30, 2023 as compared to 0.80% of total loans and 179.54% of non-performing loans at December 31, 2022.

Total liabilities decreased $19.1 million, or 1.6%, to $1.209 billion at September 30, 2023 from $1.228 billion at December 31, 2022 due to a decrease in deposits, offset by an increase in borrowings. Deposits decreased $47.6 million, or 4.2%. Interest bearing deposits decreased $41.0 million, or 4.8%, while non-interest bearing deposits decreased $6.7 million, or 2.4%, as some depositors withdrew funds in reaction to the highly publicized bank failures in the first quarter of 2023 and as competition for deposits increased. Advances from the Federal Home Loan Bank increased $30.0 million, or 51.9%. At September 30, 2023, uninsured deposits represented approximately 32% of the Bank’s total deposits.

Stockholders' equity decreased $1.5 million, or 1.4%, to $106.7 million at September 30, 2023. The decrease was primarily due to a $3.4 million increase in accumulated other comprehensive loss primarily reflecting valuation changes in our available-for-sale securities portfolio due to current financial market conditions, the repurchase of 200,000 shares of the Company’s stock, totaling $1.4 million, and a reduction in retained earnings of $633,000 due to the adoption of the current expected credit loss standard on January 1, 2023. These decreases were partially offset by our net income for the first nine months of the year of $3.5 million. The Company's ratio of average equity to average assets was 8.19% for the nine months ended September 30, 2023 and 8.91% for the year ended December 31, 2022.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fifteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, general economic conditions or conditions within the securities markets, potential recessionary conditions, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, political developments, a potential government shutdown, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Interest and Dividend Income
Interest and fees on loans	$14,139	$11,404	$40,847	$32,212
Interest and dividends on securities	1,011	1,002	3,257	2,844
Other income	384	147	971	210
Total interest and dividend income	15,534	12,553	45,075	35,266
Interest Expense
Interest expense on deposits	4,588	1,262	12,822	2,773
Interest expense on borrowings	1,288	194	3,431	415
Total interest expense	5,876	1,456	16,253	3,188
Net interest income	9,658	11,097	28,822	32,078
Provision for credit losses	910	545	1,472	1,112
Net interest income after provision for credit losses	8,748	10,552	27,350	30,966
Non-interest Income
Service charges on deposit accounts	738	713	2,164	2,125
Net realized loss on sales and calls of securities	—	(8)	—	(170)
Net gain on sales of loans	30	147	92	840
Increase in cash surrender value of life insurance	169	163	493	481
Gain on disposal of premises and equipment	—	—	36	—
Gain on life insurance	218	—	218	—
Investment advisory income	321	229	864	932
Other	170	145	513	395
Total non-interest income	1,646	1,389	4,380	4,603
Non-interest Expense
Salaries and employee benefits	4,673	5,357	14,865	16,393
Occupancy	1,049	1,097	3,215	3,394
Data processing	501	479	1,479	1,421
Professional fees	490	419	1,472	1,292
Marketing	131	140	378	458
FDIC deposit insurance and other insurance	288	226	924	602
Amortization of intangible assets	22	24	67	75
Other	1,661	1,497	4,907	4,194
Total non-interest expense	8,815	9,239	27,307	27,829
Income before income taxes	1,579	2,702	4,423	7,740
Provision for income taxes	343	595	958	1,551
Net income	$1,236	$2,107	$3,465	$6,189

Earnings per common share:
Basic	$0.12	$0.19	$0.32	$0.57
Diluted	$0.11	$0.19	$0.32	$0.56

Weighted average shares outstanding, basic	10,710,607	10,844,240	10,804,699	10,826,862
Weighted average shares outstanding, diluted	10,760,118	10,996,309	10,891,730	10,999,745

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2023	2022
Assets
Cash and due from banks	$13,767	$13,294
Federal funds sold	12,507	14,569
Interest bearing depository accounts	486	3,521
Total cash and cash equivalents	26,760	31,384

Available for sale securities (at fair value)	194,252	223,659
Loans receivable (net of allowance for credit losses of $8,497 and $7,943, respectively)	1,003,766	994,368
Federal Home Loan Bank stock	4,697	3,258
Accrued interest receivable	3,463	4,255
Cash surrender value of life insurance	29,860	29,794
Deferred tax assets (net of valuation allowance of $555 and $450, respectively)	11,392	10,131
Premises and equipment, net	18,021	18,722
Goodwill	2,235	2,235
Intangible assets, net	267	334
Other assets	20,726	17,837
Total assets	$1,315,439	$1,335,977
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$276,881	$283,563
Interest bearing	805,419	846,370
Total deposits	1,082,300	1,129,933

Mortgagors’ escrow accounts	4,797	9,732
Advances from the Federal Home Loan Bank	87,683	57,723
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	28,832	25,302
Total liabilities	1,208,767	1,227,845

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,072,607 and 11,284,565 at September 30, 2023 and December 31, 2022, respectively)	111	113
Additional paid-in capital	45,976	47,075
Unearned common stock held by the employee stock ownership plan	(3,328)	(3,491)
Retained earnings	99,456	96,624
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(31,245)	(28,192)
Defined benefit pension plan, net of taxes	(4,298)	(3,997)
Total accumulated other comprehensive loss	(35,543)	(32,189)
Total stockholders’ equity	106,672	108,132
Total liabilities and stockholders’ equity	$1,315,439	$1,335,977

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2023	2022	2023	2022	2022

Performance Ratios (1):
Return on average assets (2)	0.37%	0.64%	0.35%	0.64%	0.54%
Return on average equity (3)	4.53%	7.29%	4.23%	7.00%	6.06%
Net interest margin (4)	3.09%	3.61%	3.09%	3.55%	3.45%
Efficiency ratio (5)	77.98%	73.99%	82.25%	75.87%	78.40%
Average interest-earning assets to average interest-bearing liabilities	132.95%	142.62%	134.08%	143.50%	142.18%
Total gross loans to total deposits	92.63%	85.39%	92.63%	85.39%	87.65%
Average equity to average assets (6)	8.13%	8.79%	8.19%	9.17%	8.91%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.85%	0.90%	0.85%	0.90%	0.80%
Allowance for credit losses on loans as a percent of non-performing loans	175.99%	181.76%	175.99%	181.76%	179.54%
Net charge-offs to average outstanding loans during the period	(0.04)%	(0.02)%	(0.14)%	(0.02)%	(0.11)%
Non-performing loans as a percent of total gross loans	0.48%	0.49%	0.48%	0.49%	0.45%
Non-performing assets as a percent of total assets	0.37%	0.36%	0.37%	0.36%	0.33%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	11.71%	11.80%	11.71%	11.80%	11.55%
Total capital (to risk-weighted assets)	12.47%	12.57%	12.47%	12.57%	12.25%
Common equity Tier 1 capital (to risk-weighted assets)	11.71%	11.80%	11.71%	11.80%	11.55%
Tier 1 leverage ratio (to average total assets)	9.93%	9.83%	9.93%	9.83%	9.75%

Other Data:
Book value per common share			$ 9.63	$ 9.46	$ 9.58
Tangible book value per common share(8)			$ 9.41	$ 9.23	$ 9.35

(1)	Performance ratios for the three and nine month periods ended September 30, 2023 and 2022 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	September 30,		December 31,
	2023	2022	2022
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$106,672	$106,802	$108,132
Total shares outstanding	11,073	11,285	11,285
Book value per common share	$9.63	$9.46	$9.58
Total common equity
Total shareholders' equity (book value) (GAAP)	$106,672	$106,802	$108,132
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(267)	(358)	(334)
Tangible common equity (non-GAAP)	$104,170	$104,209	$105,563
Tangible book value per common share
Tangible common equity (non-GAAP)	$104,170	$104,209	$105,563
Total shares outstanding	11,073	11,285	11,285
Tangible book value per common share (non-GAAP)	$9.41	$9.23	$9.35

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com